Exhibit 3.2
AMENDMENT NO. 2 TO
THE BYLAWS OF URBAN-GRO, INC.
WHEREAS, the board of directors (the "Board") of urban-gro, Inc. (the "Corporation") has determined that it is in the best interests of the Corporation to amend the bylaws of the Corporation (the "Bylaws"), subject to stockholder approval, to amend the voting threshold for the Corporation’s Stockholders to adopt, amend or repeal any provision of the Bylaws (the "Amendment”); and
WHEREAS, this Amendment will become effective upon approval by the Corporation’s stockholders at the 2023 Annual Meeting of Stockholders and if, for any reason, the Corporation’s stockholders fail to approve this Amendment, the existing Bylaws shall continue in full force and effect.
NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Bylaws of the Corporation:
1.Article VIII, Section 8.1of the Bylaws is hereby deleted in its entirety and replaced as follows:
“Subject to the provisions of the Certificate of Incorporation, these Bylaws may be adopted, amended or repealed at any meeting of the Board of Directors by a resolution adopted by a majority of the Whole Board, provided notice of the proposed change was given in the notice of the meeting in a notice given no less than twenty-four (24) hours prior to the meeting. Subject to the provisions of the Certificate of Incorporation, the stockholders shall also have the power to adopt, amend or repeal these Bylaws, provided that notice of the proposed change was given in the notice of the meeting and provided further that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws.”

This Amendment shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations.

Except as set forth above, all other provisions of the Bylaws shall remain unchanged.

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